Fisher Scientific Reports Record Sales and Earnings; Reiterates 2003 EPS Guidance of $2.20 to $2.30

July 29, 2003 6:11:00 PM ET

HAMPTON, N.H.—(BUSINESS WIRE)—July 29, 2003—Fisher Scientific International Inc. FSH, the world leader in serving science, today reported record sales and earnings for the second quarter ended June 30, 2003.

“Our results this quarter reflect solid operating performance in a challenging economic environment,” said Paul M. Montrone, chairman and chief executive officer. “We generated another quarter of strong operating income and cash flow and remain confident in our outlook for the remainder of the year.”

2003 Reported Results

Sales for the second quarter increased 6.7 percent to $864.5 million compared with $809.9 million during the same period last year. Excluding the $20.7 million favorable effect of foreign exchange, sales totaled $843.8 million, a 4.2 percent increase over the same quarter in 2002. Second-quarter net income increased to $33.0 million, or 57 cents per diluted share, compared with $20.1 million, or 35 cents per diluted share, during the same period last year.

For the six months ended June 30, 2003, sales totaled $1,697.9 million, a 7.1 percent increase from sales of $1,585.4 million in the same period last year. Excluding the $39.3 million favorable effect of foreign exchange, sales totaled $1,658.6 million, a 4.6 percent increase over the same period last year. Net income for the six months ended June 30, 2003, was $32.1 million, or 55 cents per diluted share, and includes call premiums and the write-off of deferred financing charges from our debt refinancing in the first quarter of this year and costs to hedge the foreign currency exposure related to the purchase price for outstanding shares of Perbio Science AB. Net loss for the same period last year was $6.2 million, or 11 cents per diluted share, and includes charges associated with a refinancing as well as the cumulative effect of an accounting change.

For the first half of the year, the company generated $100.0 million in cash from operations, reflecting an increase in earnings and continued improvements in working capital management. Capital expenditures increased to $31.0 million, the result of continued investment in the company’s chemical-manufacturing capabilities and its U.S. distribution facilities. Free cash flow, defined as operating cash flow less capital expenditures, totaled $69.0 million, reflecting the company’s ability to consistently generate strong cash flow.

Pro Forma Financial Results

To facilitate comparison with the prior-year periods, the following discussion excludes previously disclosed charges associated with debt refinancings in both years and restructuring credits and the write-off of goodwill in 2002, as well as costs to hedge the foreign currency exposure related to Fisher’s offer to acquire Perbio in 2003. These items are outlined in one of the attached tables.

Income from operations for the quarter increased 9.5 percent to $67.0 million from $61.2 million in the second quarter of last year.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to $85.6 million, a 10.2 percent increase compared with the same period last year. Second-quarter net income increased 34.7 percent to $35.3 million versus $26.2 million in the corresponding period of 2002, reflecting an improvement in operating income and a reduction in interest expense.

Diluted earnings per share (EPS) were 61 cents in the second quarter compared with 45 cents per share in the second quarter of 2002.

Income from operations for the six-month period increased 11.1 percent to $127.8 million from $115.0 million during the same period last year.

EBITDA for the first half of 2003 increased to $166.1 million, an 11.3 percent increase compared with the same period last year. Net income for the first six months of 2003 increased 37.2 percent to $63.1 million compared with $46.0 million in the first six months of 2002. EPS was $1.08 per diluted share in the first six months of 2003 compared with 80 cents per diluted share in the corresponding period of 2002.

Business-Segment Results

Domestic distribution sales increased to $731.0 million in the second quarter of 2003, a 4.3 percent increase compared with the same period last year. Excluding the $6.0 million favorable effect of foreign exchange, sales increased 3.5 percent to $725.0 million. Consistent with the first quarter, strong growth in clinical-lab sales and increased demand for domestic-preparedness products were partially offset by continued sluggish demand in the biotech sector of the scientific-research market. Operating income increased 5.6 percent to $56.8 million from $53.8 million in the corresponding period of 2002.

Year to date, excluding the $11.3 million favorable effect of foreign exchange, domestic distribution sales reached $1,430.7 million compared with $1,370.8 million for the first six months of last year, a 4.4 percent increase. Operating income grew in the first six months to $108.2 million, a 6.8 percent increase over the first six months of 2002.

International sales totaled $125.2 million for the second quarter, a 14.9 percent increase from the second quarter of 2002. Excluding the $15.5 million favorable effect of foreign exchange, sales increased 0.6 percent to $109.7 million from $109.0 in the same quarter of 2002. This growth rate reflects a continued weak economic environment in Europe. For the latest quarter, operating income increased to $5.9 million from $4.9 million in the year-ago period. Excluding the $29.6 million favorable effect of foreign exchange, sales for the first six months decreased 1.5 percent to $217.2 million from $220.6 in the same quarter of 2002. Year-to-date operating income increased to $12.7 million from $9.6 million in the corresponding period last year.

Sales within the laboratory-workstations segment increased 18.0 percent to $55.8 million, while operating income was $3.8 million compared with $2.8 million in the prior year. Year-to-date sales increased to $105.7 million, a 17.6 percent increase over the prior-year period. Operating income for the six-month period was $6.4 million compared with $4.5 million in the prior year. Order activity in the laboratory-workstations segment remained consistent with the first quarter of 2003 with backlog remaining at $109 million.

Special Items

— On June 26, Fisher announced a cash tender offer outside of the United States for all of the outstanding shares and certain warrants of Perbio Science AB, a manufacturer and supplier of technologies, products and services to the life-science and biotechnology industries with annual sales of $250 million, whose stock is listed on the Stockholm Exchange. All of Perbio’s board members and senior managers have agreed to tender their shares into the offer. The closing of the transaction is subject to regulatory approvals and customary terms and conditions, including a minimum shareholder acceptance threshold of 90 percent.

— On July 7, the company completed a private placement of $300 million of convertible senior unsecured notes due 2023. Proceeds of the notes will be used to partially fund the Perbio acquisition or, in the event the Perbio transaction is not completed, to refinance existing bank debt. The notes bear interest at an annual rate of 2.5 percent and will be convertible, under certain circumstances, into Fisher common stock at a conversion price of $47.46 per share.

Company Outlook

For purposes of providing an outlook for 2003, the company has prepared guidance excluding and including the results of Perbio for a four-month period.

Excluding the acquisition of Perbio, Fisher continues to expect full-year earnings to be within its previously announced EPS range of $2.20 to $2.30. EPS estimates exclude the aforementioned first- quarter nonrecurring charges and costs associated with second-quarter expenses incurred to hedge the foreign currency exposure associated with the anticipated Perbio transaction, and are based on a 30 percent tax rate. Third-quarter EPS is expected to be in the range of 60 cents to 63 cents, based on 59.5 million shares outstanding, and includes interest expense on the convertible notes.

Fisher is maintaining its full-year revenue growth forecast for its base business of 4.0 percent to 6.0 percent and operating-margin estimates of 7.7 percent to 7.9 percent. The company’s outlook for 2003 by segment follows:

Segment	Revenue Growth Rate	Operating Margin
(excluding foreign
exchange)

Domestic distribution	4.5% - 6.5%	7.6% - 7.8%
International distribution	0.0% - 3.0%	5.5% - 6.0%
Lab workstations	4.0% - 5.0%	5.5% - 6.0%

Fisher continues to expect 2003 operating cash flow of $180 million to $190 million and capital spending of approximately $60 million.

Assuming 90 percent of Perbio’s shareholders accept the tender, Fisher anticipates the transaction will close by Sept. 1. Based on this and excluding one-time costs related to the transaction, Fisher will maintain its 2003 EPS guidance of $2.20 to $2.30 per share with a full-year tax rate of 28 percent. The one-time transaction-related costs, which include hedging foreign currency exposure, up-front financing commitments and increasing inventory to its acquired fair value, total approximately 46 cents per share.

Fisher expects the transaction will contribute 2.5 percentage points to its 2003 base business revenue growth rate to yield overall revenue growth of 6.5 percent to 8.5 percent. Operating margins will increase to 7.8 percent to 8.0 percent. Operating cash flow in 2003 will increase to $185 million to $195 million, and capital spending will total approximately $75 million.

Upcoming Presentations

Fisher Scientific will present at the following conferences:

— Thomas Weisel Partners Annual Healthcare Conference on Sept. 5 at the Four Seasons Hotel in Boston;

— Deutsche Bank Securities Inc. Annual Global High Yield Conference, Oct. 8-9 at the Phoenician in Scottsdale, Ariz.; and

— JPMorgan Annual Small Cap Conference, Nov. 12-13 at the Fairmont Copley Plaza in Boston.

Conference Call Scheduled

Fisher will host a teleconference to discuss its second-quarter financial results and 2003 guidance Wednesday at 10 a.m. EDT. Interested parties who would like to participate may call 800-299-8538. International callers should dial (+1) 617-786-2902 (passcode: 95896752). Following the call, an audio replay will be available for 10 days. Callers from the United States should dial 888-286-8010. International callers should dial (+1) 617-801-6888. The conference replay code is 27088013. The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com). The webcast may be accessed on the Investor Relations Info page and will be archived for 30 days following the teleconference.

About Fisher Scientific International Inc.

As the world leader in serving science, Fisher Scientific International Inc. FSH offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

United States

The offer for Perbio shares is not being made, and this announcement does not constitute an offer, directly or indirectly, in or into the United States of America or to any resident of the United States of America, and the offer may not be accepted in or from the United States of America.

Forward-looking statements

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2003	2002	2003	2002

Sales	$864.5	$809.9	$1,697.9	$1,585.4
Cost of sales	636.7	596.4	1,251.6	1,166.8
Selling, general and administrative expense	160.8	152.3	318.5	303.6
Restructuring credits	—	(1.5)	—	(1.5)

Income from operations	67.0	62.7	127.8	116.5
Interest expense	16.6	22.9	38.9	46.8
Other expense, net	3.2	11.9	47.6	11.8

Income before income taxes and cumulative effect of accounting change	47.2	27.9	41.3	57.9
Income tax provision	14.2	7.8	9.2	18.0

Income before cumulative effect of accounting change	33.0	20.1	32.1	39.9
Cumulative effect of accounting change, net of tax	—	—	—	(46.1)

Net income (loss)	$33.0	$20.1	$32.1	$(6.2)

Basic income per common share before cumulative effect of accounting change	$0.60	$0.37	$0.59	$0.73
Cumulative effect of accounting change	—	—	—	(0.85)

Basic net income (loss) per common share	$0.60	$0.37	$0.59	$(0.12)

Diluted income per common share before cumulative effect of accounting change	$0.57	$0.35	$0.55	$0.69
Cumulative effect of accounting change	—	—	—	(0.80)

Diluted net income (loss) per common share	$0.57	$0.35	$0.55	$(0.11)

Weighted average common shares outstanding:
Basic	54.8	54.5	54.8	54.4

Diluted	58.3	57.9	58.2	57.8

Fisher Scientific International Inc.
Supplementary Information
(in millions, except per share data)
(UNAUDITED)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,

	2003	2002	2003	2002

Net income (loss)	$33.0	$20.1	$32.1	$(6.2)
Income tax provision	14.2	7.8	9.2	18.0
Interest expense	16.6	22.9	38.9	46.8
Other expense, net	3.2	11.9	47.6	11.8
Restructuring credits	—	(1.5)	—	(1.5)
Cumulative effect of accounting change	—	—	—	46.1

Adjusted income from operations	67.0	61.2	127.8	115.0
Other expense, net	(3.2)	(11.9)	(47.6)	(11.8)
Cost of refinancing and financial instruments	3.7	11.2	49.3	11.2
Depreciation and amortization	18.7	18.5	38.2	37.6
Amortization of deferred financing fees	(0.6)	(1.3)	(1.6)	(2.8)

Adjusted EBITDA	$85.6	$77.7	$166.1	$149.2

Net income (loss)	$33.0	$20.1	$32.1	$(6.2)
Restructuring credits, net of tax	—	(1.0)	—	(1.0)
Cost of refinancing and financial instruments, net of tax	2.3	7.1	31.0	7.1
Cumulative effect of accounting change, net of tax	—	—	—	46.1

Adjusted Net Income	$35.3	$26.2	$63.1	$46.0

Diluted net income (loss) per common share	$0.57	$0.35	$0.55	$(0.11)
Restructuring credits, net of tax	—	(0.02)	—	(0.02)
Cost of refinancing and financial instruments, net of tax	0.04	0.12	0.53	0.12
Cumulative effect of accounting change, net of tax	—	—	—	0.80

Adjusted Diluted Net Income Per Share	$0.61	$0.45	$1.08	$0.80

Diluted weighted average common shares outstanding used in adjusted diluted net income per share	58.3	57.9	58.2	57.8

Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended
		June 30,

		Growth
	2003	Rate	2002

Revenue
Domestic Distribution	$731.0	4.3%	$700.7
International Distribution	125.2	14.9%	109.0
Laboratory Workstations	55.8	18.0%	47.3
Eliminations	(47.5)		(47.1)

Total	$864.5	6.7%	$809.9

		Three Months Ended
		June 30,

		Operating		Operating
	2003	Margin	2002	Margin

Operating Income
Domestic Distribution	$56.8	7.8%	$53.8	7.7%
International Distribution	5.9	4.7%	4.9	4.5%
Laboratory Workstations	3.8	6.8%	2.8	5.9%
Eliminations	0.5		(0.3)

Segment sub-total	67.0	7.8%	61.2	7.6%

Restructuring and other credits	—		(1.5)

Operating income	$67.0		$62.7

	Six Months Ended
		June 30,

		Growth
	2003	Rate	2002

Revenue
Domestic Distribution	$1,442.0	5.2%	$1,370.8
International Distribution	246.8	11.9%	220.6
Laboratory Workstations	105.7	17.6%	89.9
Eliminations	(96.6)		(95.9)

Total	$1,697.9	7.1%	$1,585.4

		Six Months Ended
		June 30,

		Operating		Operating
	2003	Margin	2002	Margin

Operating Income
Domestic Distribution	$108.2	7.5%	$101.3	7.4%
International Distribution	12.7	5.1%	9.6	4.4%
Laboratory Workstations	6.4	6.1%	4.5	5.0%
Eliminations	0.5		(0.4)

Segment sub-total	127.8	7.5%	115.0	7.3%

Restructuring and other credits	—		(1.5)

Operating income	$127.8		$116.5

The information for the three and six months ended June 30, 2002 has been reclassified to conform with the current presentation of reportable segments.

Fisher Scientific International Inc.
Condensed Balance Sheet
(in millions)

	June 30,	December 31,
	2003	2002

	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$49.3	$38.8
Accounts receivable, net	368.9	358.0
Inventories	264.7	267.8
Other current assets	127.1	104.8

Total current assets	810.0	769.4
Property, plant and equipment	344.0	332.7
Goodwill	505.1	508.1
Other assets	272.7	261.2

Total assets	$1,931.8	$1,871.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$14.5	$23.9
Accounts payable	371.2	347.9
Accrued and other current liabilities	191.7	211.5

Total current liabilities	577.4	583.3
Long-term debt	919.5	921.8
Other liabilities	241.6	232.8

Total liabilities	1,738.5	1,737.9

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	0.5	0.5
Capital in excess of par value	681.8	676.4
Accumulated deficit	(472.8)	(504.9)
Accumulated other comprehensive loss	(15.2)	(37.5)
Treasury stock, at cost	(1.0)	(1.0)

Total stockholders’ equity	193.3	133.5

Total liabilities and stockholders’ equity	$1,931.8	$1,871.4

Fisher Scientific International Inc.
Condensed Statement of Cash Flows
(in millions)
(UNAUDITED)

	Six Months
	Ended
	June 30,

	2003	2002

Cash flows from operating activities:
Net income (loss)	$32.1	$(6.2)
Depreciation and amortization	38.2	37.6
Other adjustments to reconcile net income (loss) to cash provided by operating activities	53.1	(9.0)
Cumulative effect of accounting change	—	46.1
Changes in working capital and other assets and liabilities	(23.4)	(2.9)

Cash provided by operating activities	100.0	65.6

Cash flows from investing activities:
Capital expenditures	(31.0)	(15.9)
Other investing activity	(9.2)	(0.5)

Cash used in investing activities	(40.2)	(16.4)

Cash flows from financing activities:
Proceeds from sale of common stock	4.2	5.4
Net change in debt	(15.8)	(77.9)
Other financing activity	(40.0)	(9.8)

Cash used in financing activities	(51.6)	(82.3)

Effect of exchange rate changes on cash	2.3	3.2
Net change in cash and cash equivalents	10.5	(29.9)
Cash and cash equivalents — beginning of period	38.8	75.1

Cash and cash equivalents — end of period	$49.3	$45.2